Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

H.J. HEINZ HOLDING CORPORATION

ARTICLE ONE

The name of the corporation is H.J. Heinz Holding Corporation (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “GCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 4,000,080,000 of which 4,000,000,000 shares shall be common stock of the Corporation (“Common Stock”) and 80,000 shares shall be preferred stock of the Corporation. Each share of Common Stock shall have a par value of one cent ($0.01) and shall have the powers, preferences and rights set forth in Article Six of this Amended and Restated Certificate of Incorporation of the Corporation (as amended and/or amended and restated from time to time, the “Certificate of Incorporation”). Each share of preferred stock of the Corporation shall have a par value of one cent ($0.01) and shall have the designations, powers, preferences and rights set forth in Article Five of this Certificate of Incorporation.

Section 2. Certain Issuances. For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not issue more than 935,795,652 shares of Common Stock from the 4,000,000,000 shares authorized as of the Original Issue Date without the vote or consent of holders of not less than 75% of the shares of Common Stock then outstanding, unless such issuance is made for the purpose of (a) sale of such shares, the proceeds of which are used solely to redeem shares of Series A Preferred Stock in accordance with Section 5(a) of Article Five or (b) a Net Proceeds Redemption (as defined in Article Five). For the avoidance of doubt, this Section 2 of this Article Four shall not prohibit the Corporation from authorizing additional shares of Common Stock in excess of the 4,000,000,000 shares authorized as of the Original Issue Date by amendment of this Certificate of Incorporation or from issuing any such additional shares.

ARTICLE FIVE

Section 1. Designation and Number of Shares. The distinctive designation of the series of preferred stock of the Corporation established pursuant to this Article Five is 9.00% Cumulative Compounding Preferred Stock, Series A (“Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 80,000. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Each Share of Series A Preferred Stock that is redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and may not be reissued by the Corporation and, following such redemption, purchase or other acquisition, the Corporation shall file a certificate of retirement with respect to such shares so as to reduce accordingly the number of authorized shares of preferred stock of the Corporation.

Section 2. Definitions and Interpretation.

(a) Certain Definitions. As used in this Certificate of Incorporation with respect to Series A Preferred Stock:

(i) “Base Amount” means one of the following amounts, as applicable:

(A) $104,000 per share of Series A Preferred Stock for any payment made from and including the third anniversary of the Original Issue Date to but excluding the fourth anniversary of the Original Issue Date;

(B) $105,000 per share of Series A Preferred Stock for any payment made from and including the fourth anniversary of the Original Issue Date to but excluding the fifth anniversary of the Original Issue Date;

(C) $106,000 per share of Series A Preferred Stock for any payment made from and including the fifth anniversary of the Original Issue Date to but excluding the sixth anniversary of the Original Issue Date;

(D) $107,000 per share of Series A Preferred Stock for any payment made from and including the sixth anniversary of the Original Issue Date to but excluding the seventh anniversary of the Original Issue Date; and

(E) $108,000 per share of Series A Preferred Stock for any payment made from and including the seventh anniversary of the Original Issue Date.

(ii) “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

(iii) “Designated Preferred Offering” means the issuance by the Corporation, in any transaction triggered by 3G Capital that is permitted by Section 2(g) or 2(m) of the Shareholders’ Agreement, of any shares of any class or series of stock of the Corporation ranking senior to or equally with the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation in (A) an underwritten primary public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, or (B) any other primary issuance in an arm’s length transaction with parties other than 3G Capital or persons or entities eligible to acquire Common Stock from it in a Permitted Transfer (as defined in the Shareholders’ Agreement).

(iv) “Dividend Period” means the period from and including any Regular Dividend Payment Date (or, prior to the first Regular Dividend Payment Date, from and including the Original Issue Date) to, but excluding the next Regular Dividend Payment Date.

(v) “Eligible Institution” means either Wells Fargo Bank, N.A. or JPMorgan Chase Bank, N.A.

(vi) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock either (or both) as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(vii) “Net Proceeds” means the difference between (A) the Offering Proceeds minus (B) the direct expenses for the fees and costs of the underwriters and legal counsel for the Corporation incurred and paid by the Corporation in effecting the Redemption Offering or Designated Preferred Offering, as the case may be, and no other fees, expenses or other amounts.

(viii) “Net Proceeds Redemption” means a redemption of Series A Preferred Stock as contemplated by Section 5(b).

(ix) “Offering Proceeds” means the gross cash proceeds of all sales of any shares of (A) any series of Common Stock in a Redemption Offering or (B) stock of the Corporation ranking senior to or equally with the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation in a Designated Preferred Offering.

(x) “Parity Stock” means any class or series of stock of the Corporation (other than Series A Preferred Stock) that both ranks equally with the Series

A Preferred Stock in the payment of dividends and ranks equally with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (without regard to whether dividends accrue on a cumulative or non-cumulative basis).

(xi) “Preferred Stock” means any and all classes or series of stock of the Corporation that rank senior to the Common Stock as to the payment of dividends or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, including the Series A Preferred Stock.

(xii) “Redemption Date” means a Net Proceeds Redemption Date or an Optional Redemption Date.

(xiii) “Redemption Offering” means the issuance by the Corporation of Common Stock in (x) an underwritten primary public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering), or (y) any other primary issuance in an arm’s length transaction with parties other than Berkshire or its Affiliates (as defined in the Shareholders’ Agreement), in either case, pursuant to the notice given by holders of a majority of the shares of Series A Preferred Stock in accordance with Section 5(b), which issuance is effected after the eighth anniversary of the Original Issue Date and prior to the date on which all shares of Series A Preferred Stock have been redeemed.

(b) Other.

(i) Unless otherwise indicated, references to “Sections” or “sections” in this Article Five refer to sections of this Article Five unless the context clearly indicates otherwise.

(ii) Section, subsection and paragraph headings used in this Article Five are for convenience of reference only, and shall not affect the construction of this Article Five in limitation of the rights of holders of Series A Preferred Stock.

Section 3. Dividends.

(a) Rate, Accrual and Payment. Holders of Series A Preferred Stock, in preference to the holders of shares of Common Stock and Junior Stock of the Corporation as provided in this Article Five or pursuant to the GCL, shall be entitled to receive, on each share of Series A Preferred Stock, cumulative cash dividends payable quarterly in arrears on each March 7, June 7, September 7, and December 7, (each, a “Regular Dividend Payment Date”), commencing on September 7, 2013; provided, however, that if any Regular Dividend Payment Date occurs on a day that is not a Business Day, then any dividend otherwise payable on such Regular Dividend Payment Date will instead be payable on the immediately succeeding Business Day, without any adjustment to the amount payable (and each such succeeding Business Day, when applicable and, in every other case, each Regular Dividend Payment Date is referred to herein as a “Dividend Payment Date”). Dividends on each share of Series A Preferred Stock shall accrue daily on a cumulative basis at a per annum rate of 9.00% on the amount of $100,000 per share of Series A Preferred Stock, whether or not declared by the Board of Directors, and will be payable quarterly in arrears in cash on each Dividend Payment Date (such quarterly amount for a full Dividend Period, the “Regular Quarterly Dividend”), when, as and if declared by the Board of Directors. If a Regular Quarterly Dividend is not declared in full by the Board of Directors or is not paid in full on a Dividend Payment Date to the holders of all shares of Series A Preferred Stock, from and after such Dividend Payment Date such unpaid amount shall be a “Past Due Dividend”. In addition to the Regular Quarterly Dividends, dividends (“Additional Dividends”) on each share of Series A Preferred Stock shall accrue daily on a cumulative basis at a per annum rate of 9.00% on the amount of all Past Due Dividends with respect to such share of Series A Preferred Stock, compounded quarterly on each Dividend Payment Date, whether or not declared by the Board of Directors (and upon such compounding, such Additional Dividends shall be added to and shall constitute Past Due Dividends hereunder), until the date the same are declared by the Board of Directors and paid in cash to the holders of the shares of Series A Preferred Stock.

Dividends accrued and/or payable on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends accrued and/or payable with respect to the shares of Series A Preferred Stock on any date prior to the end of a Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends paid in cash on Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series A Preferred Stock as they appear on the stock ledger of the Corporation on the applicable record date, which record date shall be the 15th calendar day before such Regular Dividend Payment Date or such other record date fixed by the Board of Directors that does not precede the date upon which the resolution fixing the record date is adopted, and is not more than 60 days prior to such Regular Dividend Payment Date (each, a “Dividend Record Date”). A Dividend Record Date shall not be required to be on a Business Day.

(b) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, no dividend shall be declared or paid on the Common Stock, any other share of Junior Stock or any Parity Stock, and no Common Stock, other Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries, directly or indirectly, unless on the date of such declaration, payment, purchase, redemption or other acquisition for consideration (i) all Past Due Dividends, and accrued and unpaid Additional Dividends thereon to the date of payment of such Past Due Dividends, for all prior Dividend Periods, on all outstanding shares of Series A Preferred Stock, shall have been declared and paid in full and (ii) an amount equal to the full Regular Quarterly Dividend for all outstanding shares of Series A Preferred Stock for the then-current Dividend Period shall have been declared and paid in full (or declared and such amount shall have been deposited by the Corporation in trust for the pro rata benefit of the holders of shares of Series A Preferred Stock on the applicable record date therefor with an Eligible Institution). The foregoing sentence shall not prohibit purchases, redemptions or other acquisitions of Common Stock in connection with cashless exercises of options and similar actions under any Equity Incentive Plan (as defined in the Shareholders’ Agreement) in the ordinary course of business.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock, other Junior Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to such distribution, payment in full in cash in an amount equal to the sum of (i) $100,000 per share, plus (ii) the accrued and unpaid dividends per share, including any and all Past Due Dividends and Additional Dividends on such Past Due Dividends, in each case, whether or not declared, to the date of payment (such sum, the “Series A Liquidation Preference”).

(b) Partial Payment. If in any distribution described in this Section 4 the assets of the Corporation or proceeds thereof are not sufficient to pay in full the aggregate Series A Liquidation Preference and the aggregate Liquidation Preferences (as defined below) of all Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of Parity Stock shall be paid pro rata in accordance with the respective aggregate Series A Liquidation Preference and the aggregate Liquidation Preference of such Parity Stock. The “Liquidation Preference” of Parity Stock means the amount otherwise payable to the holders of such Parity Stock with respect to any distribution described in this Section 4 (assuming no limitation on the assets of the Corporation available for such distribution), including the amount of declared but unpaid dividends to the extent provided in the Certificate of Incorporation with respect to such Parity Stock.

(c) Residual Distributions. If the Series A Liquidation Preference has been paid in full on all shares of Series A Preferred Stock to each respective holder thereof, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. The Corporation may not redeem the Series A Preferred Stock for the first three years following the Original Issue Date. On or after the third anniversary of the Original Issue Date, the Corporation may, at its option, redeem, in whole at any time or in part from time to time, shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c), at a redemption price paid in cash for each share of Series A Preferred Stock redeemed equal to the sum of (i) the Base Amount per share, plus

(ii) the accrued and unpaid dividends on each share, including any and all Past Due Dividends and Additional Dividends on such Past Due Dividends, whether or not declared, to the date of payment (such sum, the “Redemption Price”, and such date of payment, the “Optional Redemption Date”). Any redemption of less than all of the shares of Series A Preferred Stock at the time outstanding pursuant to an optional redemption shall be in an amount of not less than 8,000 shares of Series A Preferred Stock.

(b) Net Proceeds Redemption. If any shares of Series A Preferred Stock remain outstanding after the eighth anniversary of the Original Issue Date and the holders of a majority of the shares of Series A Preferred Stock deliver to the Secretary of the Corporation a notice of request for redemption pursuant to this Section 5(b), the Corporation shall, to the fullest extent permitted by law (i) take any action necessary or appropriate to cause the occurrence of one or more Redemption Offerings, and (ii) redeem on each Net Proceeds Redemption Date (as defined below) from the Net Proceeds of a Redemption Offering the maximum number of outstanding shares of Series A Preferred Stock that it is able to redeem in cash from such Net Proceeds, at a price equal to the Redemption Price for each share of Series A Preferred Stock, upon notice given to all holders of Series A Preferred Stock as provided in Section 5(c). The “Net Proceeds Redemption Date” shall mean, with respect to any Redemption Offering, the date of receipt by the Corporation of any Offering Proceeds from such Redemption Offering. For the avoidance of doubt, if Net Proceeds from a Redemption Offering are insufficient to redeem all outstanding shares of Series A Preferred Stock, the Net Proceeds of each successive Redemption Offering shall be applied to redeem shares of Series A Preferred Stock, at the Redemption Price, until all outstanding shares of Series A Preferred Stock have been redeemed. For the purpose of determining whether redemption is permitted by law, the Corporation shall value its assets at the highest amount permissible under applicable law.

(c) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption, in the event of an optional redemption pursuant to Section 5(a), or on the date of receipt of Offering Proceeds in the event of a Net Proceeds Redemption. Any notice mailed as provided in this Section 5(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing, thereof, to any holder of shares of Series A Preferred Stock called for redemption shall not affect the validity of the redemption of any other shares of Series A Preferred Stock, nor shall it excuse the Corporation from its obligation to redeem shares of Series A Preferred Stock to the extent required hereunder. Each notice of redemption given to a holder shall state: (1) the Redemption Date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; and (4) the place or places where certificates for such shares are to be surrendered against payment of the Redemption Price.

(d) Redemption Generally. The Redemption Price for any share of Series A Preferred Stock called for redemption shall be payable in cash on the Redemption Date to the holder of such share against surrender of the certificate(s) evidencing such share to the Corporation (or, if such holder alleges that such certificate has or certificates have been lost, stolen or destroyed, upon delivery of a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate). Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period (“Additional Regular Dividends”) shall not be paid to the holder entitled to receive the Redemption Price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3.

(e) Partial Redemption. In case of any redemption of fewer than all of the shares of Series A Preferred Stock at the time outstanding, and if there is more than one Holder, the shares of Series A Preferred Stock shall be redeemed on a pro rata basis. If fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof promptly following the Redemption Date.

(f) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date specified in such notice all funds necessary for the payment of the aggregate Redemption Price (plus Additional Regular Dividends, if any) have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with an Eligible Institution, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share of Series A Preferred Stock so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights of the respective holders with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the respective holders thereof to receive the Redemption Price from such Eligible Institution, without interest, and the respective holders on the Dividend Record Date to receive the Additional Regular Dividend, if any. Any funds unclaimed at the end of three years from the Redemption Date shall, to the extent permitted by law, be released by such Eligible Institution (or its successor, which must also be an Eligible Institution) to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the Redemption Price of such shares or the Additional Regular Dividend, if any, with respect to such shares.

(g) Authorization and Issuance of Shares of Common Stock after Eighth Anniversary of Original Issue Date; Effecting Net Proceeds Redemption. The provisions of this Section 5(g) have been adopted pursuant to the final clause of the first sentence, and the second sentence, of Section 141(a) of the GCL. If, at any time after the 180th day after the eighth anniversary of the Original Issue Date, (i) the Corporation has not redeemed all outstanding shares of Series A Preferred Stock and (ii) a notice (the “Electing Notice”) from the holders of a majority of the shares of Series A Preferred Stock (the “Electing Holders”), stating that such Electing Holders wish to effect the provisions of this Section 5(g) has been delivered to the Secretary of the Corporation and not subsequently withdrawn by the holders of a majority of the shares of Series A Preferred Stock, then the business and affairs of the Corporation, solely with respect to Redemption Offering Matters (as defined below), shall be managed by or under the direction of the person or persons (which, for the avoidance of doubt, may include an entity to the fullest extent permitted by law) listed in the Electing Notice (the “Redemption Offering Board”), and the Redemption Offering Board shall have the full power and authority of the Board of Directors with respect to Redemption Offering Matters. Except as otherwise provided in this Certificate of Incorporation, the provisions of the GCL that otherwise apply to directors or a board of directors shall apply to the Redemption Offering Board. The term “Redemption Offering Matters” means any matter determined in good faith by the Redemption Offering Board to be necessary or convenient to effecting a Redemption Offering (including, for the avoidance of doubt, the approval of the issuance of, and determination of consideration for, shares of Common Stock in a Redemption Offering) and effecting a related Net Proceeds Redemption.

Section 6. Certain Other Provisions Relating to Ranking. So long as any shares of Series A Preferred Stock are issued and outstanding, no other class or series of stock of the Corporation shall (a) rank equally with the Series A Preferred Stock in the payment of dividends (without regard to whether dividends accrue on a cumulative or non-cumulative basis) and rank junior or senior to the Series A Preferred Stock with respect to the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (b) rank equally with the Series A Preferred Stock with respect to the distribution of assets on any liquidation, dissolution or winding up of the Corporation and rank junior or senior to the Series A Preferred Stock in the payment of dividends (without regard to whether dividends accrue on a cumulative or non-cumulative basis).

Section 7. Conversion. Shares of Series A Preferred Stock shall not be convertible into any other securities.

Section 8. Voting Rights.

(a) General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Series A Preferred Stock Voting Rights as to Particular Matters. In addition to any other vote or consent of stockholders required by law or by this Certificate of Incorporation, so long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the holders of a majority of the shares of Series A Preferred Stock at the time outstanding, voting in person or by proxy and separately as a class, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any of the following, whether by merger, consolidation or otherwise, and any of the following taken, whether by merger, consolidation, or otherwise, without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) Authorization or Creation of Stock of the Corporation. Any amendment or alteration of this Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of stock of the Corporation, or the issuance of any shares of any class or series of stock of the Corporation, in each case, ranking senior to or equally with the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or having or sharing any voting or consent rights with respect to any matter described in this Section 8(b); provided, that any such authorization for the creation of any class or series of stock of the Corporation, ranking senior to or equally with the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation, for the purpose of a Designated Preferred Offering, the Net Proceeds of which will be sufficient to, and are used to, redeem all of the outstanding shares of Series A Preferred Stock pursuant to Section 5(a), shall not require the vote or consent of the holders of a majority of the shares of Series A Preferred Stock for so long as 3G Capital and its Core 3G Shareholder Permitted Transferees collectively own at least 25% of the shares of Common Stock issued to 3G Capital on the Original Issue Date;

(ii) Authorization or Issuance of Additional Shares of Series A Preferred Stock or Certain Other Stock. The authorization or issuance of (or obligation to issue) (a) any shares of Series A Preferred Stock in addition to the 80,000 shares of Series A Preferred Stock authorized and issued on the Original Issue Date, (b) any shares of any class or series of stock of the Corporation constituting Parity Stock or ranking senior to the Series A Preferred Stock with respect to either the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or (c) any shares of any class or series of stock of the Corporation that is not perpetual and has a term that ends on or before the ninth anniversary of the Original Issue Date, or provides for mandatory redemption thereof on any date on or before the ninth anniversary of the Original Issue Date, or provides for any right of the holder thereof, whether or not contingent on the occurrence of any event, the passage of time, or any other circumstance, to put such shares to the Corporation or otherwise cause or require the purchase of such shares by the Corporation on or before the ninth anniversary of the Original Issue Date, or that is convertible or exchangeable into any of the foregoing; provided, that any such authorization for the creation of any class or series of stock of the Corporation, ranking senior to or equally with the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation, for the purpose of a Designated Preferred Offering, the Net Proceeds of which will be sufficient to, and are used to, redeem all of the outstanding shares of Series A Preferred Stock pursuant to Section 5(a), shall not require the vote or consent of the holders of a majority of the shares of Series A Preferred Stock for so long as 3G Capital and its Core 3G Shareholder Permitted Transferees collectively own at least 25% of the shares of Common Stock issued to 3G Capital on the Original Issue Date;

(iii) Amendments. Any amendment, alteration or repeal of any provision of this Certificate of Incorporation or the bylaws of the Corporation (as the same may be amended and/or amended and restated from time to time, the “Bylaws”) that affects or changes the rights, preferences, privileges or powers of the Series A Preferred Stock, including, without limitation, Section 2 of Article Four of this Certificate of Incorporation, and the defined terms in this Certificate of Incorporation as used with respect to Article Five or otherwise with respect to the Series A Preferred Stock; and

(iv) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless as a result thereof (x) the Series A Preferred Stock remains outstanding or is converted into or exchanged for preference securities of the surviving entity with rights, preferences, privileges and powers substantially identical to those of the Series A Preferred Stock, and (y) there is no other class or series of equity outstanding that would not be permitted to be issued and outstanding pursuant to Section 6 or that would require the approval of holders of a majority of the shares of Series A Preferred Stock outstanding as provided in this Section 8(b) if the same were to be issued by the Corporation on the date of consummation of such exchange, reclassification, merger or consolidation (provided, that if pursuant to such transaction the holders of Series A Preferred Stock hold preference securities in a surviving entity, the equity of such surviving entity shall comply with the requirements of this clause (y)).

(c) No Voting Parity Stock. No other class or series of stock of the Corporation shall have or share any voting or consent rights with the holders of shares of Series A Preferred Stock with respect to any matter described in Section 8(b).

(d) Changes After Redemption or Provision for Redemption. No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 8(b) if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Preferred Stock (i) shall have been redeemed or (ii) shall have been called for redemption, upon proper notice given in accordance with Section 5, all funds necessary for the payment of the aggregate Redemption Price shall have been deposited by the Corporation with an Eligible Institution pursuant to Section 5(f) and the Redemption Date shall have occurred.

Section 9. Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Incorporation.

Section 10. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 11. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

ARTICLE SIX

Holders of shares of Common Stock shall be entitled to receive, on a pro rata basis, such dividends or distributions as are lawfully declared on the Common Stock (subject to the terms of this Certificate of Incorporation, including Article Five); to have notice of any authorized meeting of holders of Common Stock; to one vote for each share of Common Stock on all matters which are properly submitted to a vote of such stockholders (provided, however, that the voting rights of the Common Stock shall not alter or diminish in any way the voting rights of the Series A Preferred Stock as provided in Article Five, including the right to vote as a class on matters specified in Article Five); and, upon dissolution of the Corporation, to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors and of the preferences of shares of Series A Preferred Stock, and the preferences, if any, of any other shares of Preferred Stock.

ARTICLE SEVEN

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE EIGHT

Any action or actions required or permitted to be taken by the vote of stockholders at a meeting thereof may instead be taken by the written consent of stockholders who would be entitled to vote upon such action if such a meeting were held having not less than the percentage of the total number of votes which would have been required to take such action at such a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE NINE

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to Section 174 of the GCL; or (d) for any transaction from which the director derived an improper personal benefit. All references in this paragraph to a director shall also be deemed to refer to a member of the Redemption Offering Board.

To the fullest extent permitted by the GCL, the Corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that the person is or was a Corporate Servant. The Corporation shall pay expenses (including attorney’s fees) incurred by any Corporate Servant in defending any such Proceeding in advance of the final disposition of the Proceeding, provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the Corporate Servant, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such

Corporate Servant is not entitled to be indemnified for such expenses under this Article Nine or otherwise. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Corporate Servant in connection with a proceeding (or part thereof) initiated by such Corporate Servant only if such proceeding (or part thereof) was authorized by the Board of Directors. In serving or continuing to serve the Corporation, a Corporate Servant is entitled to rely and shall be presumed to have relied on the rights granted pursuant to the foregoing provisions of this Article Nine, which shall be enforceable as contract rights and inure to the benefit of the heirs, executors and administrators of the Corporate Servant; and no repeal or modification of the foregoing provisions of this Article Nine shall adversely affect any right existing at the time of such repeal or modification.

The Board of Directors is authorized, to the extent permitted by the GCL, to cause the Corporation to purchase and maintain insurance on their behalf whether or not the Corporation would have the power to indemnify them under the provisions of this Article Nine or otherwise.

Any right or privilege conferred by or pursuant to the provisions of this Article Nine shall not be exclusive of any other rights to which any Corporate Servant may otherwise be entitled or be granted.

As used in this Article Nine:

(a) “Corporate Servant” means (i) any natural person who is or was a director, a member of the Redemption Offering Board or an officer of the Corporation, and (ii) any such person referred to in the preceding clause (i) who is or was serving at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan;

(b) “indemnify” means to hold harmless against expenses (including attorney’s fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Corporate Servant in connection with a Proceeding;

(c) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative; and

(d) “Request of the Corporation” includes any written authorization by an officer of the Corporation.

ARTICLE TEN

Subject to Section 8(b) of Article Five, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws of the Corporation, without any action on the part of the stockholders; but the Bylaws made, altered, amended or repealed by the Board of Directors may be altered, amended or repealed by the Board of Directors or stockholders.

ARTICLE ELEVEN

The Corporation shall be entitled to treat the person in whose name any share is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, save as expressly provided by the laws of the United States of America or of the State of Delaware.

ARTICLE TWELVE

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Twelve.

ARTICLE THIRTEEN

The actions set forth in Section 2(e) of the Shareholders’ Agreement, so long as such Section 2(e) has not expired pursuant to Section 2(n) of the Shareholders’ Agreement, shall, except as provided in Sections 5(b) and 5(g) of Article Five, require approval by the Board of Directors by a majority of the directors then in office, but in any event approval must include a director nominated by 3G Capital so long as 3G Capital and the Core 3G Shareholder Permitted Transferees collectively hold at least 66% of the Common Stock issued to 3G Capital on the Original Issue Date and must include a director nominated by Berkshire so long as Berkshire and the Core Berkshire Permitted Transferees collectively hold at least 66% of the Common Stock issued to Berkshire on the Original Issue Date, provided, that for the avoidance of doubt, the foregoing consent requirements shall not apply to any redemption of Series A Preferred Stock out of Net Proceeds of a Redemption Offering on the related Net Proceeds Redemption Date or to any matter necessary or convenient to effecting a Redemption Offering (including, for the avoidance of doubt, the approval of the issuance of, and determination of consideration for, shares of Common Stock in a Redemption Offering), provided further, that to the extent of the proviso to Section 2(e)(vii) of the Shareholders’ Agreement the actions described in such proviso shall only require a majority vote of the Board, without regard to the Berkshire Directors (as defined in the Shareholders’ Agreement), who shall have no right to vote on such actions.

Prior to an initial public offering of Common Stock, the actions set forth in Section 2(f) of the Shareholders’ Agreement, so long as such Section 2(f) has not expired pursuant to Section 2(n) of the Shareholders’ Agreement, shall require approval by the holders, by the affirmative vote of 75% of the then outstanding shares of Common Stock, provided, however, that nothing herein shall alter or diminish in any way the voting rights of the Series A Preferred Stock as provided in Article Five, including the right to vote as a class on matters specified in Article Five.

The Board of Directors will consist of not less than six nor more than 8 members. 3G Capital will have the right to nominate half of the directors so long as 3G Capital and the Core 3G Shareholder Permitted Transferees collectively hold at least 66% of the Common Stock issued to 3G Capital on the Original Issue Date, and Berkshire will have the right to nominate half of the directors so long as Berkshire and the Core Berkshire Permitted Transferees collectively hold at least 66% of the Common Stock issued to Berkshire on the Original Issue Date, and all such directors will be subject to election by the holders of Common Stock all in accordance with the provisions of Section 2(a) of the Shareholders’ Agreement.

Each director nominated or designated to the Board of Directors by a holder of shares of Series A Preferred Stock shall have no voting power with respect to the declaration, in accordance with Section 3(a) of Article Five, of dividends on the Series A Preferred Stock.

ARTICLE FOURTEEN

When the terms of this Certificate of Incorporation refer to a specific agreement or other document or a decision by any body or person that determines the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise expressly provided in this Certificate of Incorporation, a reference to any specific agreement or other document (including, for the avoidance of doubt, the Bylaws) shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

ARTICLE FIFTEEN

The directors need not be elected by ballot unless required by the Bylaws.

ARTICLE SIXTEEN

Section 1. Certain Acknowledgments. In recognition and anticipation that (i) the directors, officers or employees of 3G Capital and Berkshire or their Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) 3G Capital and Berkshire and their Affiliated Companies engage and may in the future engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) the Corporation is expected to benefit therefrom, the provisions of this Article Sixteen are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve 3G Capital or Berkshire and/or their Affiliated Companies and/or their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 2. Renouncement of Certain Corporate Opportunities. Except as provided in Section 3 of this Article Sixteen, the Corporation and its Affiliated Companies shall have no interest or expectancy in any corporate opportunity and no expectation that such corporate opportunity be offered to the Corporation or its Affiliated Companies, if such opportunity is one that 3G Capital or Berkshire or any of their respective Affiliated Companies or any of their or their respective Affiliated Companies’ directors, officers, employees or agents, including any director, officer, employee or agent of the Corporation who is also a director, officer, employee or agent of 3G Capital or Berkshire or any of their respective Affiliated Companies, has acquired or in the future acquires knowledge of or is otherwise pursuing or in the future otherwise pursues, and any such interest or expectancy in any such corporate opportunity is hereby renounced, so that as a result of such renunciation, the corporate opportunity shall belong to 3G Capital or Berkshire, as the case may be, and their respective Affiliated Companies, and such person or entity: (a) shall have no duty to present such corporate opportunity to the Corporation or its Affiliated Companies and shall have the right to hold and exploit any such corporate opportunity for its (and its officers’, employees’, directors’, agents’, stockholders’, members’, partners’, affiliates’ or subsidiaries’) own account and benefit, or to direct, sell, assign or transfer such corporate opportunity to persons other than the Corporation or any of its Affiliated Companies; and (b) cannot be, and shall not be, liable to the Corporation, its stockholders or its Affiliated Companies for breach of any fiduciary duty to the Corporation, its stockholders or its Affiliated Companies by reason of the fact that such person or entity does not present such corporate opportunity to the Corporation or its Affiliated Companies or pursues, acquires or exploits such corporate opportunity for itself or directs, sells, assigns or transfers such corporate opportunity to another person or entity.

Section 3. Non-Renunciation of Certain Corporate Opportunities. Notwithstanding the foregoing, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity (a) that is offered to any person who is a director but not an officer of the Corporation and who is also a director, partner, manager, officer or employee of 3G Capital or Berkshire or any of their respective Affiliated Companies, if such opportunity is expressly offered to such person, or such person learns about such opportunity, in his or her capacity as a director of the Corporation, or (b) that is offered to any person who is an officer of the Corporation or such person learns about such opportunity, in his or her capacity as an officer of the Corporation.

Section 4. Certain Definitions. For purposes of this Article Sixteen, (a) “Affiliated Company” shall mean (i) in respect of 3G Capital or Berkshire, respectively, any company or investment fund which controls, is controlled by or under common control with, respectively, 3G Capital or Berkshire and any investment funds managed by any company which controls, is controlled by or under common control with either of 3G Capital or Berkshire, respectively (other than the Corporation and any company that is controlled by the Corporation) and (ii) in respect of the Corporation, shall mean any company controlled by the Corporation; and (b) “corporate opportunity” shall mean an investment or business opportunity or activity or potential transaction or matter, including without limitation those that might be the same as or similar to the Corporation’s business or activities or the business or activities of any Affiliated Companies.

Section 5. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of Common Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article Sixteen.

Section 6. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Sixteen.

Section 7. Severability. To the extent that any provision of this Article Sixteen is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Article Sixteen.

ARTICLE SEVENTEEN

As used in this Certificate of Incorporation:

(a) “Berkshire” means Berkshire Hathaway Inc., a Delaware corporation, which is a holder of the Corporation’s Common Stock as of the Original Issue Date.

(b) “Core 3G Shareholder Permitted Transferees” shall have the meaning given to such term in the Shareholders’ Agreement in effect as of the Original Issue Date.

(c) “Core Berkshire Permitted Transferees” shall have the meaning given to such term in the Shareholders’ Agreement in effect as of the Original Issue Date.

(d) “Original Issue Date” means June 7, 2013.

(d) “Shareholders’ Agreement” means the Shareholders’ Agreement dated as of June 7, 2013, by and among the Corporation, 3G Capital and Berkshire.

(f) “3G Capital” means 3G Special Situations Fund III, L.P., a Cayman limited partnership, which is a holder of the Corporation’s Common Stock as of the Original Issue Date.